                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                 AMENDMENT NO. 4


                                 AGENCY.COM LTD.
                                 ---------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title and Class of Securities)


                                    008447104
                                 (CUSIP Number)


                               Michael P. Tierney
                             Chief Executive Officer
                             Seneca Investments LLC
                               437 Madison Avenue
                            New York, New York 10022
                                 (212) 415-3787
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)


                                OCTOBER 19, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box .

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
         Seess.240.13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                              (Page 1 of 7 Pages)

-------------------                                            -----------------
CUSIP NO. 008447104                  13D/A                     PAGE 2 OF 7 PAGES
--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Seneca Investments LLC
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                |_|
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                                7        SOLE VOTING POWER

                                         28,103,565 shares
                           -----------------------------------------------------
        NUMBER OF               8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       None
        OWNED BY           -----------------------------------------------------
          EACH                  9        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                       28,103,565 shares
                           -----------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                28,103,565 shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*                                                      |_|
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                65.6%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON
                OO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                              (Page 2 of 7 Pages)

-------------------                                            -----------------
CUSIP NO. 008447104                  13D/A                     PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Pegasus Investors II, LP
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                |_|
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                                7        SOLE VOTING POWER

                                         None
                           -----------------------------------------------------
        NUMBER OF               8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       None
        OWNED BY           -----------------------------------------------------
          EACH                  9        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                       None
                           -----------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                None
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*                                                      |_|
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                None
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON
                PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                              (Page 3 of 7 Pages)

-------------------                                            -----------------
CUSIP NO. 008447104                  13D/A                     PAGE 4 OF 7 PAGES
--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Pegasus Investors II GP, LLC
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                |_|
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                                7        SOLE VOTING POWER

                                         None
                           -----------------------------------------------------
        NUMBER OF               8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       None
        OWNED BY           -----------------------------------------------------
          EACH                  9        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                       None
                           -----------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                None
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*                                                      |_|
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                None
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON
                OO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                              (Page 4 of 7 Pages)

-------------------                                            -----------------
CUSIP NO. 008447104                  13D/A                     PAGE 5 OF 7 PAGES
--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Omnicom Group Inc.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                |_|
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
                                7        SOLE VOTING POWER

                                         None
                           -----------------------------------------------------
        NUMBER OF               8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       None
        OWNED BY           -----------------------------------------------------
          EACH                  9        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                       None
                           -----------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                None
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*                                                      |_|
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                None
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON
                CO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                              (Page 5 of 7 Pages)

         This amendment amends and supplements the information set forth in the Statement on Schedule 13D (as amended, this "STATEMENT") originally filed on May 14, 2001 relating to the common stock of Agency.com Ltd. In addition to the Items specified below, each other item of the Statement to which the information set forth below is relevant is amended thereby.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Statement is amended by adding the following disclosure.

         On October 19, 2001, nine additional selling management stockholders joined the May 14, 2001 agreement among Seneca and the management stockholders. These additional selling stockholders, sold an aggregate of 176,513 Agency common shares to Seneca for an initial aggregate payment of $166,505, or $0.9433 per share. The remaining payments for these shares will be calculated under the earn out formulas set forth in the amended management share purchase/sale agreement as described previously in this Statement.

         Giving effect to the purchase, Seneca beneficially owns 28,103,565 Agency common shares as of the date of this Amendment. Pegasus Investors, Pegasus and Omnicom and their respective affiliates (other than Seneca and its subsidiaries) continue to disclaim beneficial ownership of all such Agency common shares.


                              (Page 6 of 7 Pages)

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


October 22, 2001

                                  SENECA INVESTMENTS LLC


                                  By:      /s/ GERARD A. NEUMANN
                                      ----------------------------------------
                                           Chief Financial Officer


                                  PEGASUS INVESTORS II, LP

                                  By: Pegasus Investors II GP, LLC, its
                                           General Partner


                                  By:      /s/ ANDREW BURSKY
                                      ----------------------------------------
                                           Vice President

                                  PEGASUS INVESTORS II GP, LLC


                                  By:      /s/ ANDREW BURSKY
                                      ----------------------------------------
                                           Vice President

                                  OMNICOM GROUP INC.


                                  By:      /s/ RANDALL J. WEISENBURGER
                                      ----------------------------------------
                                           Executive Vice President


                              (Page 7 of 7 Pages)